Exhibit 99.1
Charah Solutions, Inc. Reports Third Quarter 2021 Results
New Business Awards of $805 Million Year to Date Exceed Full Year 2020 Record Level
Now Expect to be in Upper Half of Initial 2021 Guidance Ranges
Refinancing Significantly Improves Financial Flexibility and Debt Maturity Profile
Louisville, KY – November 10, 2021 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company,”), a leading provider of environmental services and byproduct sales to the power generation industry, today announced financial results for its three and nine months ended September 30, 2021. Net loss attributable to common stockholders for the three months ended September 30, 2021 was $3.8 million, or $0.12 per basic share, and net loss attributable to Charah Solutions, Inc. for the three months ended September 30, 2021 was $1.7 million. For the nine months ended September 30, 2021, net loss attributable to common stockholders was $13.7 million, or $0.44 per basic share, and net loss attributable to Charah Solutions, Inc. for the nine months ended September 30, 2021 was $7.1 million. Adjusted net loss attributable to common stockholders(1) and Adjusted loss per basic share(1) for the three months ended September 30, 2021 were $2.6 million and $0.08, respectively, and Adjusted EBITDA(1) was $10.4 million. Adjusted net loss attributable to common stockholders(1) and Adjusted loss per basic share(1) for the nine months ended September 30, 2021 were $11.4 million and $0.37, respectively, and Adjusted EBITDA(1) was $26.4 million.
Business Update
“We have had a very successful year to date, with excellent progress in capitalizing on opportunities across all of our lines of business and building our project pipeline to drive future growth, and we are optimistic about the remainder of the year, as well as our continued market opportunities. With $805 million of new business awards so far this year, we have exceeded last year’s record level of $715 million. The recent awards include several remediation and compliance projects and byproduct sales and marketing agreements. We continue to have a substantial amount of pending and anticipated bids, and see a high probability of additional new awards in the fourth quarter of this year,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions, Inc. “In addition, based on market data as well as our interactions with existing and potential customers, we expect 2022 to be a robust year for bid opportunities, both in terms of number as well as the size of projects.”
“Results for the third quarter reflect our continued execution in ramping up on new project awards, advancing our Environmental Risk Transfer (“ERT”) projects and safely performing work at customer sites across the United States during a challenging environment resulting from the continuing impacts of the COVID-19 pandemic and a tight labor market. Our third quarter revenues, gross profit and Adjusted EBITDA increased from the comparable quarter in 2020, primarily due to the continued ramp of new remediation and compliance projects. In view of our strong financial performance year to date and our outlook for continued growth in the fourth quarter, we now expect to be in the upper half of our initial 2021 guidance ranges for revenues, Adjusted EBITDA and Adjusted free cash flow and have adjusted our guidance ranges accordingly,” continued Mr. Sewell.
“We were very pleased to complete a $135 million debt financing in August, which enabled us to repay all outstanding amounts under our Credit Facility. The new debt structure provides us greater financial flexibility and a much improved debt maturity profile. Today, we also announced the closing of a new credit agreement with JPMorgan Chase Bank, N.A. The credit agreement provides for a four-year senior secured revolving credit facility of up to $30 million plus an additional $5 million of capacity available for cash collateralized letters of credit. The new facility has a sustainability-linked pricing structure. Under this innovative incentive with JPMorgan, Charah Solutions will receive facility fee and interest rate reductions based on meeting certain ESG metrics as defined by the Company and consistent with the one- and five-year goals in our inaugural ESG Report issued earlier this year. We expect the additional financial flexibility provided by the new debt structure and credit agreement to be beneficial in growing our businesses, including our ERT services, our EnviroSourceTM fly ash beneficiation technology and our MultiSource® materials network,” concluded Mr. Sewell.
Summary of Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited, in thousands, except per share and margin data)	2021	2020	2021	2020
Revenue	$84,161	$63,116	$199,786	$166,697
Gross profit	9,449	8,334	21,954	18,435
Gross margin	11.2%	13.2%	11.0%	11.1%
Net loss attributable to Charah Solutions, Inc.	(1,677)	(4,216)	(7,130)	(22,002)
Net loss attributable to common stockholders	(3,771)	(5,240)	(13,734)	(24,162)
Net loss attributable to common stockholders per common share (basic / diluted)	$(0.12)	$(0.17)	$(0.44)	$(0.81)

Non-GAAP Financial Measures
Adjusted net (loss) income attributable to common stockholders(1)	$(2,611)	$1,515	$(11,354)	$(14,726)
Adjusted (loss) income per basic share(1)	$(0.08)	$0.05	$(0.37)	$(0.49)
Adjusted (loss) income per diluted share(1)	$(0.08)	$0.04	$(0.37)	$(0.49)
Adjusted EBITDA(1)	10,364	6,904	26,376	12,586
Adjusted EBITDA margin(1)	12.3%	10.9%	13.2%	7.6%
(1)This is a non-GAAP financial measure; see explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure below.
Three Months Ended September 30, 2021 Results
Revenue increased $21.0 million, or 33.3%, for the three months ended September 30, 2021 to $84.2 million as compared to $63.1 million for the three months ended September 30, 2020, primarily driven by an increase in remediation and compliance services revenue from the commencement of new project work, partially offset by a decrease in fossil services revenue due to project completions and a slight decrease in byproduct sales due to the dissolution of our Ash Venture LLC joint venture in the second quarter of 2021 and decreases om supply from international sources due to increases in shipping rates, partially offset by increased plant production as utility customers’ production recovered from the impacts of the pandemic and the 2020 hurricanes. Gross profit increased $1.1 million, or 13.4%, for the three months ended September 30, 2021 to $9.4 million as compared to $8.3 million for the three months ended September 30, 2020, primarily driven by an increase in gross profit from our remediation and compliance services from the commencement of new project work, partially offset by a decrease in gross profit on our fossil services due to project completions and a decrease in gross profit on our byproduct sales due to the dissolution of our Ash Venture LLC joint venture in the second quarter of 2021. As a percentage of revenue, gross profit was 11.2% and 13.2% for the three months ended September 30, 2021 and 2020, respectively.
Net loss attributable to Charah Solutions, Inc. decreased $2.5 million, or 60.2%, for the three months ended September 30, 2021 to $1.7 million as compared to $4.2 million for the three months ended September 30, 2020. The decreased loss was primarily due to (i) a decrease in impairment expense, (ii) gains on sales of property and equipment, net of $3.0 million resulting from the commencement of operations at the Gibbons Creek ERT project in 2021 and the completion of an asset purchase agreement with a third party for the sale of certain grinding-related assets, (iii) a gain on ARO settlements of $1.1 million representing differences between the estimated costs used in the measurement of the fair value of the Company's AROs and the actual expenditures incurred for specific remediation tasks performed at the Gibbons Creek ERT project and (iv) the previously mentioned increase in gross profit. These favorable drivers were partially offset by a $7.1 million reduction in expense related to the expiration of our purchase option liability on our structural fill sites, which benefited 2020 but did not recur in 2021; other operating expenses from ERT services of $0.8 million resulting from the commencement of operations at the Gibbons Creek ERT project in 2021 and a decrease in income from equity method investment of $0.6 million resulting from the dissolution of our equity method investment joint venture in 2021.
Adjusted EBITDA(1) increased $3.5 million, or 50.1%, to $10.4 million for the three months ended September 30, 2021 compared to $6.9 million for the three months ended September 30, 2020.
Nine Months Ended September 30, 2021 Results
Revenue increased $33.1 million, or 19.8%, for the nine months ended September 30, 2021 to $199.8 million as compared to $166.7 million for the nine months ended September 30, 2020, primarily driven by an increase in remediation and compliance services revenue from the commencement of new project work, partially offset by a decrease in byproduct sales and decrease in fossil services revenue due to project completions. The decrease in byproduct sales was primarily due to a decrease in supply from international sources due to increases in shipping rates, and the dissolution of our Ash Venture LLC joint venture in the second quarter of 2021, partially offset by increased plant production, as previously mentioned, and new ash sales sites. Gross profit increased $3.5 million, or 19.1%, for the nine months ended September 30, 2021 to $22.0 million as compared to $18.4 million for the nine months ended September 30, 2020, primarily driven by an increase in gross profit from our remediation and compliance services from the commencement of new project work, partially offset by a decrease in gross profit on byproduct sales due to the dissolution of our Ash Venture LLC joint venture in the second quarter of 2021 and a decrease in gross profit on our fossil services due to project completions. As a percentage of revenue, gross profit was 11.0% and 11.1% for the nine months ended September 30, 2021 and 2020, respectively.
Net loss attributable to Charah Solutions, Inc. decreased $14.9 million, or 67.6%, for the nine months ended September 30, 2021 to $7.1 million as compared to $22.0 million for the nine months ended September 30, 2020. The decreased loss was primarily due to (i) the decrease in loss on extinguishment of debt resulting from the absence of $8.6 million of expenses incurred as a result of the Company’s Amendment No. 3 to Credit Agreement of our existing Credit Facility during the nine months ended September 30, 2020, (ii) gains on sales of property and equipment, net and other operating income from ERT services of $6.2 million resulting from the commencement of operations at the Gibbons Creek ERT project in 2021 and the completion of an asset purchase agreement with a third party for the sale of certain grinding-related assets, (iii) a decrease in impairment expense, (iv) a gain on a sales-type lease of $5.6 million for an ERT project recognized during the nine months ended September 30, 2021, (v) the previously mentioned increase in gross profit and (vi) a gain on ARO settlements of $1.1 million representing differences between the estimated costs used in the measurement of the fair value of the Company's AROs and the actual expenditures incurred for specific remediation tasks performed at the Gibbons Creek ERT project. These favorable drivers were partially offset by a $7.1 million reduction in expense related to the expiration of our purchase option liability on our structural fill sites, which benefited 2020 but did not recur in 2021; the absence of income from discontinued operations, net of tax of $6.9 million during the nine months ended September 30, 2021 due to the Company's sale of its Allied subsidiary in November 2020; other operating expenses from ERT services of $2.1 million during the nine months ended September 30, 2021, and a decrease in income from equity method investment of $1.1 million resulting from the dissolution of our equity method investment joint venture in 2021.

    Adjusted EBITDA(1) increased $13.8 million, or 109.6%, to $26.4 million for the nine months ended September 30, 2021 compared to $12.6 million for the nine months ended September 30, 2020.
Business Developments
New Business Awards
To date in 2021, we have won $805 million of new awards, including approximately $120 million awarded since our second quarter 2021 earnings release in August. Although the timing of new business awards is not within our control, based on our assessment of our competitive position with respect to pending bids, we expect that new business awards for the full year will exceed the year-to-date level of $805 million.
The most recent awards included two ash pond closure contracts and an ash pond stabilization contract with a longstanding Southeastern utility customer. We also were awarded a five-year byproduct sales and marketing contract with Associated Electric Cooperative for 150,000 tons annually of fly ash, bottom ash and boiler slag from the Thomas Hill Energy Center and a five-year contract with the Gavin Power Plant for 35,000 to 60,000 tons annually of fly ash. Under both contracts, we will be responsible for the environmentally friendly recycling of these byproducts and marketing of them for use in ready-mix concrete as an economic replacement for Portland cement. We will be targeting regional markets using our MultiSource materials network for distribution.
ERT Services
We continue to evaluate opportunities to leverage our innovative and sustainable ERT solutions further to meet the evolving and increasingly complex needs of utilities and power generation companies as they seek to retire and decommission older or less economically viable generating assets while minimizing costs and maximizing the value of the assets and improving the environment. Our unique ability to provide a single-source solution for large-scale, complex environmental challenges continues to position us as a strong partner for existing and potential new customers. We are very pleased with our performance at our ongoing ERT projects, and we continue to believe that Charah Solutions possesses unique competitive advantages and benefits for our utility customers compared to other alternatives.
Gibbons Creek: We achieved a major milestone by completing the planned implosion and demolition of the plant in October. Remediation efforts at the project continue to progress on plan and below budget. We expect remediation of the ash and scrubber ponds to be substantially complete by year end with remediation work on the landfill still to be performed as planned. With demolition completed, we expect scrap sales to accelerate in the fourth quarter and continue into 2022. We are nearing completion on parcel redevelopment for the site, and expect to see parcel sales accelerating in early 2022.
B.C. Cobb: This project for Consumers Energy involved remediation of the existing ash ponds and repurposing of the site to natural wetlands along the shore of Lake Michigan. Work is progressing well and is expected to be substantially completed by year end.
Avon Lake: We expect to close on the acquisition of the Avon Lake Generating Station and adjacent property from GenOn in April 2022, when the plant ceases operation. We have commenced planning for the environmental remediation and sustainable redevelopment of the property and will begin physical work once the full transfer occurs. We have retained a third party to provide real estate advisory, development, and brokerage services to oversee the redevelopment of the property in an environmentally conscious manner and future sale of the remediated property. We are working with the local community to position the property to expand economic activity and benefit the surrounding area through job creation.
Remediation and Compliance
Work is progressing well on several previously announced large remediation projects, including a coal ash reclamation project for Dominion Energy and two long-term ash pond closure-by-removal projects for another longstanding Southeastern utility customer. The projects are on schedule and on budget. The first phase of the Dominion project is expected to be substantially completed by year end with an expected ramp of the second phase beginning in 2022. We also began work on three new ash pond remediation contracts that were awarded recently by the above-referenced large Southeastern utility customer.
Byproduct Sales
Byproduct sales decreased in the first half of this year, likely attributable to the impact of the COVID-19 pandemic on power generation levels and construction activity, as well as a change in the sales mix. However, the third quarter 2021 level was approximately level with a year ago and showed sequential improvement from the first two quarters of this year. As the economy continues its recovery, we expect to see continued sequential improvement in byproduct sales, although the full year 2021 result is likely to be below the level of 2020, primarily due to a change in sales mix. Recently enacted infrastructure legislation is expected to be beneficial to this business over a multiyear period with an expected increase in demand for concrete.
ESG Reporting
During the first quarter of 2021, we issued our first annual ESG Report to showcase Charah Solutions’ significant leadership in fulfilling our ESG commitments and sustainably preserving our natural resources for the betterment of our planet, our communities, and our customers. Through our various businesses, we reduce greenhouse gas emissions, decrease landfill disposal, remediate land for community and business use, conserve natural resources, and protect our waterways. Our ERT business provides innovative, environmentally-conscious solutions to utilities and power generation companies seeking to decommission older or less economically viable generating plants and communities seeking to ensure that redevelopment of the property brings economic benefits to the area. Our EnviroSourceTM technology offers resource conservation and recovery through the beneficial recycling of coal ash into a product that can substitute for Portland cement. Our remediation and compliance business ensures the secure closure of ash impoundment facilities.

In our initial ESG report, we laid out 2021 objectives in the key areas of Environmental, Data Acquisition and Reporting Capabilities, Diversity and Inclusion, and Safety. We are on track or ahead of plan with respect to these goals. In the area of Safety, for example, our Total Recordable Incident Rate for 2021 to date was 0.22, significantly better than our goal of 0.46 or better (lower). We have had zero lost time injuries this year to date.
During the third quarter, we were recognized as a leader in construction safety for the fourth year in a row by the Annual Associated General Contractors of America. We also received seven employee safety awards from the North Carolina Department of Labor for our outstanding record of employee safety in 2020, the ninth year that we have been recognized for our safety record.
Financing Activities
Stock Purchase Agreement
On August 6, 2021, we executed a stock purchase agreement with B. Riley Financial, under which we issued approximately 2.9 million shares of common stock at $4.50 per share in a private placement, for total proceeds of $13 million.
Senior Notes Issuance
On August 25, 2021, we issued $135.0 million of 8.50% unsecured senior notes (the “Notes”) with a maturity date of August 31, 2026. Net proceeds to us after debt issuance costs were $123.1 million. We used the net proceeds from this offering and the proceeds from our equity issuance to B. Riley to repay all loans and borrowings outstanding under our Credit Facility and Revolver, which totaled $126.5 million. Following this repayment, the Credit Facility was terminated. The letters of credit outstanding under the Revolver at termination were cash collateralized with the proceeds from a $17.9 million promissory note we issued to B. Riley on August 25, 2021.
This refinancing provides us with greater financial flexibility relative to the Credit Facility as the Notes do not have financial covenants. Thus, we will not be required to comply with net leverage and fixed charge coverage ratios on a quarterly basis as we were under our previous Credit Facility. In addition, the Notes are bullet maturities and thus do not require amortization of principal prior to maturity, unlike the Credit Facility. Interest expense on the Notes is comparable the level we incurred on the Credit Facility, but cash used for debt service is lower on the Notes as there is no amortization of principal. With a 2026 maturity date, the Notes improve our maturity profile relative to the Credit Facility, which would have matured in 2022.
New Credit Agreement
On November 9, 2021, we closed on a new credit agreement with JPMorgan Chase Bank, N.A. The credit agreement provides for a four-year senior secured revolving credit facility of up to $30 million, plus an additional $5 million of capacity that is available for letters of credit which are supported by cash collateral provided by the Company. Availability under the Credit Agreement is subject to a borrowing base calculated based on the value of certain eligible inventory, accounts receivable and equipment of the Company. We are not subject to any financial covenants under the new facility unless available liquidity falls below a minimum level, in which case we would be required to ensure that the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is not less than 1.00 to 1.00. In keeping with our strong ESG focus, we were invited to participate in JPMorgan’s sustainability-linked pricing structure. Under this innovative incentive, Charah Solutions will receive facility fee and interest rate reductions from JPMorgan based on meeting certain ESG metrics as defined by the Company and consistent with the one- and five-year goals in our inaugural ESG Report issued earlier this year.We do not expect to draw under the new facility. We do expect to reissue and replace existing letters of credit under the new facility. Upon reissuance and cancellation of the existing letters of credit, the cash collateral securing the existing letters of credit will be released and will be used to repay the $17.9 million promissory note to B. Riley in full.
2021 Guidance
We provide mission-critical services to a diversified base of customers, a majority of whom are investment-grade regulated utilities that must continue to operate their power plants reliably despite the challenges presented by the COVID-19 pandemic. To date we have not experienced any significant disruptions to our business due to the pandemic. However, the ongoing pandemic and potential for significant business disruptions beyond our control have created a high level of uncertainty, including but not limited to the potential impacts on demand-driven power generation and the level of construction activity (each of which affects our byproduct sales). There are also timing uncertainties associated with the startup of recently announced customer awards, including ERT awards. Unfavorable weather, including hurricanes, excessive rain or moderate temperatures (which may temper power generation and therefore ash production levels), could adversely affect results at any or all of our businesses.
Results for the fourth quarter of this year should benefit from an increased contribution from our Gibbons Creek ERT project and the continued ramping of recent new awards, including large remediation and compliance projects.
Based on our results year to date and our current expectations for the fourth quarter of the year, we now expect to be in the upper half of our initial 2021 guidance ranges for revenues, Adjusted EBITDA(2) and Adjusted free cash flow(2) and have narrowed these ranges as follows:
•Revenues of $280 million to $300 million (previously $260 million to $300 million)
•Net loss attributable to Charah Solutions, Inc. of $5 million to $0 million (unchanged)
•Adjusted EBITDA(2) of $37 million to $40 million (previously $35 million to $40 million)
•Adjusted free cash flow(2) of $35 million to $38 million (previously $33 million to $38 million)

This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, specifically including, but not limited to, no material customer work stoppages, no significant employee absences, no government-mandated quarantines and no material worsening of supply chain issues that could potentially affect our byproduct sales revenue. Any worsening of the COVID-19 pandemic could materially affect our 2021 outlook. This guidance also assumes that we do not experience material adverse weather in the fourth quarter of 2021.
(2)The forward-looking measures of 2021 Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc. and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
CONFERENCE CALL
Charah Solutions will host a conference call at 8:30 a.m. ET on Thursday, November 11, 2021 to discuss its third quarter 2021 financial results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live on this conference call, please register at directeventreg.com using conference ID 7580579. A confirmation email will be sent after registering, including dial-in details and a unique code for entry. We recommend registering a day in advance or, at a minimum, 15 minutes before the scheduled start time of the call. Participants may also listen to the conference call via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Tuesday, November 11, 2021. Also, an audio replay will be available for one week following the call and will be accessible by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 7580579.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct sales to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects to sustainably manage and recycle ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers' most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit www.charah.com.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Media Contact
Tamara Davis
PriceWeber Marketing
media@charah.com
(270) 202-8516
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the fiscal year ended December 31, 2020 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization, equity-based compensation, impairment expense and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined according to GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ Adjusted EBITDA presentation should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the Company’s business's success in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax plus, on a post-tax basis, loss on extinguishment of debt, impairment expense and transaction-related expenses and other items. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than net loss attributable to common stockholders. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Adjusted free cash flow is not a financial measure determined in accordance with GAAP. We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment and exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$22,400	$24,787
Restricted cash	48,653	4,424
Trade accounts receivable, net	44,059	46,609
Receivable from affiliates	—	182
Contract assets	23,511	18,329
Inventory	5,558	5,917
Income tax receivable	29	260
Prepaid expenses and other current assets	7,581	5,287
Total current assets	151,791	105,795
Property and equipment, net	64,387	49,470
Goodwill	62,193	62,193
Intangible assets, net	60,701	61,426
Equity method investments	7	831
Other assets	8,444	1,245
Total assets	$347,523	$280,960

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	26,104	15,613
Contract liabilities	14,145	6,295
Capital lease obligations, current portion	5,156	2,199
Notes payable, current maturities	25,533	22,308
Asset retirement obligations, current portion	32,181	2,043
Accrued liabilities	21,723	34,937
Other current liabilities	—	935
Total current liabilities	124,842	84,330
Deferred tax liabilities	800	368
Contingent payments for acquisitions	1,950	1,950
Asset retirement obligations	17,786	3,116
Line of credit	—	12,003
Capital lease obligations, less current portion	10,587	4,485
Notes payable, less current maturities	135,573	124,969
Other liabilities	1,845	2,000
Total liabilities	293,383	233,221

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50 shares authorized, 26 shares issued and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $31,682 and $28,783 as of September 30, 2021 and December 31, 2020, respectively	33,438	27,423

Stockholders’ equity
Retained losses	(95,995)	(88,865)
Common Stock — $0.01 par value; 200,000 shares authorized, $33,408 and 30,077 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	334	300
Additional paid-in capital	116,088	108,471
Total stockholders’ equity	20,427	19,906
Non-controlling interest	275	410
Total equity	20,702	20,316
Total liabilities, mezzanine equity and stockholders’ equity	$347,523	$280,960

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$84,161	$63,116	$199,786	$166,697
Cost of sales	(74,712)	(54,782)	(177,832)	(148,262)
Gross profit	9,449	8,334	21,954	18,435
General and administrative expenses	(9,396)	(2,043)	(28,080)	(21,368)
Gain on sales-type lease	—	—	5,568	—
Gains on sales of property and equipment, net	2,998	—	6,241	—
Gain on ARO settlement	1,127	—	1,127	—
Other operating expenses from ERT services	(817)	—	(2,114)	—
Impairment expense	(700)	(6,399)	(827)	(6,399)
Operating income (loss)	2,661	(108)	3,869	(9,332)
Interest expense, net	(3,541)	(3,551)	(10,090)	(10,465)
Loss on extinguishment of debt	(638)	—	(638)	(8,603)
Income from equity method investment	—	625	191	1,247
Loss from continuing operations before income taxes	(1,518)	(3,034)	(6,668)	(27,153)
Income tax expense	203	608	432	608
Net loss from continuing operations, net of tax	(1,721)	(3,642)	(7,100)	(27,761)
Income from discontinued operations, net of tax	—	119	—	6,939
Net loss	(1,721)	(3,523)	(7,100)	(20,822)
Less (loss) income attributable to non-controlling interest	(44)	693	30	1,180
Net loss attributable to Charah Solutions, Inc.	$(1,677)	$(4,216)	$(7,130)	$(22,002)

Amounts attributable to Charah Solutions, Inc.
Loss from continuing operations, net of tax and non-controlling interest	$(1,677)	$(4,335)	$(7,130)	$(28,941)
Deemed and imputed dividends on Series A Preferred Stock	(148)	(147)	(443)	(314)
Series A Preferred Stock dividends	(1,946)	(877)	(6,161)	(1,846)
Net loss from continuing operations attributable to common stockholders	(3,771)	(5,359)	(13,734)	(31,101)
Income from discontinued operations, net of tax	—	119	—	6,939
Net loss attributable to common stockholders	$(3,771)	$(5,240)	$(13,734)	$(24,162)

Net loss from continuing operations per common share:
Basic	$(0.12)	$(0.18)	$(0.44)	$(1.04)
Diluted	$(0.12)	$(0.18)	$(0.44)	$(1.04)

Net income from discontinued operations per common share:
Basic	$—	$0.01	$—	$0.23
Diluted	$—	$0.01	$—	$0.23

Net loss attributable to common stockholders per common share:
Basic	$(0.12)	$(0.17)	$(0.44)	$(0.81)
Diluted	$(0.12)	$(0.17)	$(0.44)	$(0.81)

Weighted-average shares outstanding used in income (loss) per common share:
Basic	32,277	29,986	30,955	29,853
Diluted	32,277	29,986	30,955	29,853

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,100)	$(20,822)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,578	13,196
Loss on extinguishment of debt	638	8,603
Paid-in-kind interest on long-term debt	2,844	3,093
Impairment expense	827	6,399
Amortization of debt issuance costs	590	396
Deferred income taxes	432	608
Gain on sales-type lease	(5,568)	—
(Gains) losses on sales of property and equipment	(7,638)	581
Income from equity method investment	(191)	(1,247)
Distributions received from equity method investment	—	1,230
Non-cash share-based compensation	1,767	2,084
Gain on interest rate swap	(190)	(95)
Interest rate swap settlement	(745)	—
Gain on ARO settlement	(1,127)	—
Interest accreted on contingent payments for acquisition	—	143
Increase (decrease) in cash due to changes in:
Trade accounts receivable	5,288	(15,852)
Contract assets and liabilities	2,667	14,904
Inventory	(147)	5,477
Accounts payable	9,471	(3,740)
Asset retirement obligation	(4,654)	(7,905)
Other assets and liabilities	(13,714)	3,846
Net cash provided by operating activities	2,028	10,899

Cash flows from investing activities:
Proceeds from the sales of property and equipment	10,114	698
Purchases of property and equipment	(7,024)	(3,556)
Cash and restricted cash received from ERT transaction	34,900	—
Payments of working capital adjustment and other items for the sale of subsidiary	(7,367)	—
Distributions received from equity method investment	1,015	—
Net cash provided by (used in) investing activities	31,638	(2,858)

Cash flows from financing activities:
Net (payments) proceeds on the line of credit	(12,003)	6,667
Proceeds from long-term debt	156,301	18,353
Principal payments on long-term debt	(134,613)	(21,479)
Payments of debt issuance costs	(10,912)	(1,623)
Principal payments on capital lease obligations	(2,920)	—
Taxes paid related to net settlement of shares	(512)	(137)
Net proceeds from issuance of convertible Series A Preferred Stock	—	24,253
Proceeds from issuance of common stock	13,000	—
Distributions to non-controlling interest	(165)	(1,036)
Net cash provided by financing activities	8,176	24,998
Net increase in cash, cash equivalents and restricted cash	41,842	33,039
Cash, cash equivalents and restricted cash, beginning of period	29,211	6,128
Cash, cash equivalents and restricted cash, end of period	$71,053	$39,167

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$5,386	$10,349
Cash paid during the period for taxes	831	779

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization, equity-based compensation, impairment expense and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands)
Net loss attributable to Charah Solutions, Inc.	$(1,677)	$(4,216)	$(7,130)	$(22,002)
Income from discontinued operations, net of tax	—	(119)	—	(6,939)
Interest expense, net(1)	3,541	3,551	10,090	10,465
Loss on extinguishment of debt(1)	638	—	638	8,603
Income tax expense(1)	203	608	432	608
Depreciation and amortization(1)	6,263	(301)	18,578	12,563
Equity-based compensation(1)	769	546	1,767	1,801
Impairment expense(1)	700	6,399	827	6,399
Transaction-related expenses and other items(1)(2)	(73)	436	1,174	1,088
Adjusted EBITDA	$10,364	$6,904	$26,376	$12,586
Adjusted EBITDA margin(3)	12.3%	10.9%	13.2%	7.6%
(1)Represents amounts for continuing operations only.
(2)Represents expenses associated with the Amendment to the Credit Facility and other miscellaneous items. Negative amounts represent settlement recoveries related to these matters.
(3)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Common Stockholders to
Adjusted Net Loss Attributable to Common Stockholders and Adjusted Loss per Basic/Diluted Share
(in thousands, except per share data)
(Unaudited)

Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss attributable to common stockholders as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax and plus, on a post-tax basis, loss on extinguishment of debt, impairment expense and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to common stockholders.
The following represents a reconciliation of net loss attributable to common stockholders, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(3,771)	$(5,240)	$(13,734)	$(24,162)
Income from discontinued operations, net of tax	—	(119)	—	(6,939)
Income tax expense(1)	203	608	432	608
Loss on extinguishment of debt(1)	638	—	638	8,603
Impairment expense(1)	700	6,399	827	6,399
Transaction-related expenses and other items(1)(2)	(73)	436	1,174	1,088
Adjusted (loss) income before income taxes attributable to common stockholders	$(2,303)	$2,084	$(10,663)	$(14,403)
Adjusted income tax expense(3)	308	569	691	323
Adjusted net (loss) income attributable to common stockholders	$(2,611)	$1,515	$(11,354)	$(14,726)

Weighted-average shares outstanding used in (loss) income per common share(4)
Basic	32,277	29,986	30,955	29,853
Diluted	32,277	41,415	30,955	29,853

Adjusted (loss) income per basic share	$(0.08)	$0.05	$(0.37)	$(0.49)
Adjusted (loss) income per diluted share	$(0.08)	$0.04	$(0.37)	$(0.49)
(1)Represents amounts for continuing operations only.
(2)Represents expenses associated with the Amendment to the Credit Facility and other miscellaneous items. Negative amounts represent settlement recoveries related to these matters.
(3)Represents the effective tax rate of (13.4)% and 27.3% for the three months ended September 30, 2021 and 2020, respectively, and (6.5)% and (2.2)% for the nine months ended September 30, 2021 and 2020, respectively, multiplied by adjusted (loss) income before income taxes attributable to common stockholders.
(4)As a result of the loss per share for the three months ended September 30, 2021 and nine months ended September 30, 2021 and 2020, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares of 12,379 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three months ended September 30, 2021, and dilutive shares of 12,064 and 8,292 were excluded from the computation of the weighted-average shares for diluted net loss per share for the nine months ended September 30, 2021 and 2020, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Adjusted Free Cash Flow
(in thousands)
(Unaudited)

We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment and exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted free cash flow. The presentation of Adjusted free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(8,214)	$1,671	$2,028	$10,899
Cash and restricted cash received from ERT transaction	—	—	34,900	—
Proceeds from the sales of property and equipment	5,882	543	10,114	698
Capital expenditures:
Maintenance and growth	(2,830)	(1,952)	(4,629)	(3,239)
Land improvements	(1,365)	—	(2,395)	—
Technology	—	—	—	(317)
Total capital expenditures	(4,195)	(1,952)	(7,024)	(3,556)
Adjusted free cash flow	$(6,527)	$262	$40,018	$8,041